EXECUTION
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Exhibit 10.3
EMPLOYMENT AGREEMENT
     This Employment Agreement (“Agreement”) by and between Lions Gate Entertainment Corp. (“Lions Gate”) and Michael Burns (“Burns”) is entered into as of September 1, 2006.
     This Agreement relates to the terms and conditions of Burns’ employment with Lions Gate for the term specified herein.
     The parties hereby agree as follows:
     1. Employment. Lions Gate hereby employs Burns to serve in the capacity of Vice Chairman of Lions Gate on the terms and conditions set forth herein. Burns shall render such services as are customarily provided by persons in the capacity of Vice Chairman in the motion picture industry and as may be reasonably requested by Lions Gate. Burns hereby agrees to comply with all reasonable requirements, directions and requests, and with all reasonable rules and regulations made by Lions Gate in connection with the regular conduct of its business; to render services during Burns’ employment hereunder whenever and wherever and as often as Lions Gate may reasonably require in a competent, conscientious and professional manner, and as instructed by Lions Gate in all matters, including those involving artistic taste and judgment, but there shall be no obligation on Lions Gate to cause or allow Burns to render any services, or to include all or any of Burns’ work or services in any motion picture or other property or production. Notwithstanding the foregoing, Lions Gate acknowledges that Burns is a shareholder of Ignite Entertainment and the parties agree to negotiate at arms length any matters concerning Lions Gate and Ignite.
     2. Term. Burns’ employment term under this Agreement shall commence on September 1, 2006 and continue through and including September 1, 2010 (the “Term”).
     3. Base Salary. Lions Gate shall pay Burns an annual fixed salary of US$750,000 (the “Base Salary”) during the Term payable in equal installments in accordance with Lions Gate’s standard payroll practices.
     4. Bonuses.
          (a) Discretionary Annual Bonus. Burns is eligible to receive a discretionary annual bonus (the “Discretionary Bonus”) based on Lions Gate’s fiscal year. Lions Gate’s Chief Executive Officer shall recommend a bonus amount, if any, for Burns with input from Lions Gate’s Compensation Committee (“Compensation Committee”) and the Compensation Committee shall have sole and absolute discretion regarding the bonus amount and Burns’ entitlement to a bonus. Burns’ entitlement to a bonus and/or the amount of bonus shall be determined using the following criteria (with no emphasis to be derived from the order in which they appear): EBITDA; revenue and bottom line performance; Lions Gate’s ability to pay such bonus; earnings; free cashflow levels; debt reduction; and share price. Lions Gate will be guided, informally, by a formula of 100% of base salary, if annual targets are met, but the Compensation Committee will also consider other criteria, such as transformative transactions for which Burns is materially responsible. The Discretionary Bonus, if any, shall be payable in a timely manner, but in any event when bonuses, if any, are generally given to Lions Gate’s other senior-level employees. Burns shall be eligible for consideration by the Compensation Committee, at the end of the fiscal year, for a pro-rata Discretionary Bonus for those years in which he is employed for only a portion of the applicable fiscal year. All bonuses, if any, shall be payable at the time such bonuses are given to Lions Gate’s other senior-level employees.
     5. Stock Price Bonus. If, during the Term the volume-weighted average of the median (between the high and low of each trading day) daily Company stock price is not less than US$13.00 per share for a period of six (6) consecutive months then Lions Gate shall pay Burns a one time bonus (in addition to any Base Salary, Discretionary Bonus, Restricted Stock Units (as defined below), Options (as defined below) or Benefits (as defined below) payable pursuant to this Agreement) in the sum of US$600,000 (the “Stock Price Bonus ”) within five (5) business days following the satisfaction of the preceding condition.
     In addition, if during the Term the volume-weighted average of the median (between the high and low of each trading day) daily Company stock price is not less than US$16.00 per share for a period of six (6) consecutive months then Lions Gate shall pay Burns a one time additional Stock Price Bonus of US$600,000 within five (5) business days following the satisfaction of the preceding condition.
     In addition, if during the Term the volume-weighted average of the median (between the high and low of each trading day) daily Company stock price is not less than US$19.00 per share for a period of six (6) consecutive months then Lions Gate shall pay Burns a one time additional Stock Price Bonus of US$600,000 within five (5) business days following the satisfaction of the preceding condition.
     For the avoidance of doubt, Burns shall not be entitled to receive the Stock Price Bonus at any specified target more than one time during the Term and the maximum aggregate bonus that could be payable to Burns under any scenario during the Term pursuant to this Paragraph 5 is US$1,800,000; provided further that a single rise in stock price can trigger all three Stock Price Bonuses.
     Notwithstanding the foregoing, if on or before the time the Stock Price Bonus becomes payable an applicable bank has declared Lions Gate to be in material default of any of its bank covenants, and such default is directly attributable to Burns’ negligent disregard of any such covenants (of which he has received notice) or his negligent supervision of any of his direct reports, Burns shall not be entitled to the Stock Price Bonus; provided, however, the foregoing shall be subject to binding arbitration as set forth in Paragraph 18(f) should Burns dispute Lions Gate’s position with respect thereto.
     6. Restricted Stock Units.
          (a) Grant of Restricted Stock Units. Provided that Burns’ employment hereunder has not previously been terminated for cause (as defined herein), death, or disability (as defined herein) or at his own election and subject to regulatory approval, if required, Burns shall be granted a total of 666,666 Restricted Stock Units (“RSUs”) according to the following schedule: (i) 333,333 time vesting RSUs shall be granted as soon as practicable after the date hereof (the “Time Vesting RSUs”); (ii) 333,333 performance vesting RSUs shall be granted in four (4) annual grants (one-fourth for each year) with the first such grant to be made as soon as practicable after the date hereof and subsequent grants to be made on September 1, 2007, September 1, 2008, and September 1, 2009 (the “Performance Vesting RSUs”). Such RSUs shall be payable upon vesting in an equal number of common shares of Lions Gate. The foregoing RSUs shall be in addition to any equity interest (whether options, warrants or otherwise) previously granted to Burns pursuant to any previous employment agreement or otherwise, which expressly includes but is not limited to 375,000 phantom shares in favor of Burns granted by agreement dated December 11, 2001 (collectively, the “Pre-existing Equity”).
          (b) Date of Vesting. Subject to Burns’ continued employment hereunder through the relevant vesting date, the RSUs shall vest as follows:
               (i) The Time Vesting RSUs (333,333 RSUs) shall vest in four (4) equal annual installments with the first such installment vesting on September 1, 2007, and the last vesting on September 1, 2010;
               (ii) The Performance Vesting RSUs shall be eligible to vest on an annual schedule with the first grant being eligible to vest on September 1, 2007, the second on September 1, 2008, the third on September 1, 2009, and the fourth on September 1, 2010 (each, a “Performance Vesting Date”); provided, however, that the vesting of the RSUs on each such Performance Vesting Date shall be subject to satisfaction of annual Company performance targets approved in advance by the Compensation Committee for the twelve (12) month period ending on such Performance Vesting Date. The Performance Vesting RSUs provided for by this Section 6(b)(ii) shall vest on a sliding scale basis if the Company performance targets have not been fully met for a particular year. For purposes of example only, if seventy five (75) percent of Company targets have been met for a particular year, seventy five (75) percent of the grant for that year would vest. Notwithstanding the foregoing, the Compensation Committee may, in its sole discretion, provide that any or all of the RSUs scheduled to vest on any such Performance Vesting Date shall be deemed vested as of such date even if the applicable performance targets are not met. Furthermore, the Compensation Committee may, in its sole discretion, provide that any RSUs scheduled to vest on any such Performance Vesting Date that do not vest because the applicable performance targets are not met may vest on any future Performance Vesting Date if the performance targets applicable to such future Performance Vesting Date are exceeded.
          (c) Acceleration of Vesting: If the vesting of the RSUs are accelerated pursuant to Paragraph 8(b) or Paragraph 12(b) below, then the foregoing requirement that Burns be an employee shall not apply with respect to any of the foregoing vesting dates.
     7. Options.

          (a) Grant of Options. Provided that Burns’ employment hereunder has not been terminated for cause (as defined herein), death, or disability (as defined herein) or at his own election and subject to regulatory approval, if required, Burns shall be granted, as soon as practicable after the date hereof, an option to purchase 1,050,000 shares of Lions Gate stock (“the Option”) at a per-share exercise price equal to the closing price of a Lions Gate common share on the date the Option is granted. The foregoing Option shall be in addition to any Pre-existing Equity as well as the RSU grants provided for in this agreement.
          (b) Date of Vesting; Date Exercisable. Subject to Burns’ continued employment hereunder, the Option shall vest and become exercisable as to 262,500 shares on each of September 1, 2007, September 1, 2008, September 1, 2009 and September 1, 2010; provided, however, if the vesting of the option and rights to exercise are accelerated pursuant to Paragraph 8(b) or Paragraph 12(b) below, then the foregoing requirement that Burns be an employee shall not apply with respect to any of the foregoing vesting dates.
     8. Change of Control. In the event of a “Change of Control” as defined below, the following shall apply:
          (a) Change of Control definition. For purposes of this Agreement, the term “Change of Control” shall mean:
               (i) if any person, other than a trustee or other fiduciary holding securities of Lions Gate under an employee benefit plan of Lions Gate, becomes the beneficial owner, directly or indirectly, of securities of Lions Gate representing 33% or more of the outstanding shares of common stock of Lions Gate as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lions Gate;
               (ii) if, as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lions Gate, there is a sale or disposition of 33% or more of Lions Gate’s assets (or consummation of any transaction, or series of related transactions, having similar effect);
               (iii) if, as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lions Gate, there occurs a change or series of changes in the composition of the Board as a result of which half or less than half of the directors are incumbent directors;
               (iv) if, as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lions Gate, a shareholder or group of shareholders acting in concert obtain control of 33% or more of the outstanding shares;
               (v) if, as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lions Gate, a shareholder or group of shareholders acting in concert obtain control of half of the Board;

               (vi) if there is a dissolution or liquidation of Lions Gate; or
               (vii) if there is any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing.
          (b) Unvested Restricted Stock Units/Options. If a Change in Control occurs while Burns is employed by Lions Gate hereunder:
               (i) Any then-unvested portion of the Time Vesting RSUs granted pursuant to Section 6(b)(i) above and any then-unvested portion of the Option shall immediately and fully vest, and the Option shall become immediately and fully exercisable.
               (ii) The Performance Vesting RSUs granted pursuant to Section 6(b)(ii) above that are eligible to vest on the next Performance Vesting Date after the date of such Change in Control (but not including any RSUs that were eligible to vest on any preceding Performance Vesting Date and did not vest on such date) shall immediately and fully vest. Unless otherwise provided by the Compensation Committee, any RSUs that have not vested after giving effect to the foregoing sentence shall immediately terminate.
          (c) Severance.
               (i) If, in connection with a Change of Control, Burns’ employment by Lions Gate is terminated for any reason, excepting only termination for cause (as set forth in Paragraph 11(d) below) and termination at Burns’ election (pursuant to Paragraph 8(c)(ii) below), then notwithstanding anything to the contrary in Paragraph 12 below Burns shall be entitled to the payment of US$1,800,000 or the remainder of the Base Salary to be paid for the Term (whichever amount is greater) together with the Options and the RSUs vested as a result of the Change of Control as described above as well as Discretionary Bonus, if any.
               (ii) For a period of fifteen (15) days following the effective date of the Change of Control (i.e., the date of the formal closing of the transaction) or notice from Lions Gate (whichever is later), Burns shall have the right, exercisable in his sole discretion, to terminate his employment hereunder by giving written notice thereof to Lions Gate within such fifteen (15) day period, in which event Burns shall be entitled to the payment of US$1,800,000 or the remainder of the Base Salary to be paid for the Term (whichever amount is greater) together with the Options and the RSUs vested as a result of the Change of Control as described above as well as Discretionary Bonus, if any.
          (d) Waiver of Stock Price Bonus Condition Precedent. If at the time of the effective date of a Change of Control Lions Gate’s share price is US$13.00, $16.00 or $19.00 per share or greater than any of the foregoing, then Lions Gate shall pay Burns any applicable Stock Price Bonus, without regard to the potential condition precedent or reduction set forth in Paragraph 5 above, within five (5) business days following such Change of Control.
     9. Benefits. During the Term, Burns shall be eligible for all employee benefits (health insurance and vacation) and 401(k) per Lions Gate’s standard benefit program for an employee employed by Lions Gate at Burns’ level. Burns shall be entitled to take paid time off without a reduction in salary, subject to the demands and requirements of Burns’ duties and responsibilities under the Agreement. Burns shall not accrue any vacation. Burns shall be entitled to a car allowance in the amount of US$1,111 per month. Notwithstanding the foregoing, nothing contained in this Agreement shall obligate Lions Gate to adopt or implement any benefits, or prevent or limit Lions Gate from making any blanket amendments, changes, or modifications of the eligibility requirements or any other provisions of, or terminating, in its entirety, any benefit at any time, and Burns’ participation in or entitlement under any such benefit shall at all times be subject in all respects thereto.
     10. Devotion of Time/Services. Burns recognizes that consistent with his position as Vice Chairman he is required to devote all of his business time and services to the business and interests of Lions Gate and, due to Burns’ high level position, failure to do so would cause a material and substantial disruption to Lions Gate’s operations. Consistent with the foregoing, Burns agrees that he shall not undertake any activity that is in direct conflict with the essential enterprise related interests of Lions Gate.
     11. Termination.
          This Agreement shall terminate upon the happening of any one or more of the following events:
          (a) upon mutual written agreement between Lions Gate and Burns;
          (b) upon the death of Burns;
          (c) by Lions Gate giving written notice of termination to Burns during the continuance of any Disability (as defined below) at any time after he has been unable to perform the material services or material duties required of him in connection with his employment by Lions Gate as a result of physical or mental Disability (or disabilities) which has (or have) continued for a period of ninety (90) days, or for a period of ninety (90) days in the aggregate, during any twelve (12) consecutive month period. For purposes of this Agreement, “Disability” shall mean a physical or mental impairment which renders Burns unable to perform the essential functions of his position, with even reasonable accommodation, which does not impose an undue hardship on Lions Gate. Lions Gate reserves the right, acting reasonably and in good faith, to make the determination of Disability under this Agreement based upon information supplied by Burns and/or his medical personnel, as well as information from medical personnel (or others) selected by Lions Gate or its insurers. Burns shall have ten (10) days following written notice by Lions Gate to cure the Disability;
          (d) by giving written notice of termination for cause. “Cause” as used herein means that Lions Gate, acting reasonably and in good faith, determines or believes that Burns has engaged in or committed any of the following: (A) conviction of a felony, except a felony relating to a traffic accident or traffic violation; (B) gross negligence or willful misconduct with respect to Lions Gate, which shall include, but is not limited to theft, fraud or other illegal conduct, refusal or unwillingness to perform employment duties, sexual harassment, any willful

(and not legally protected act) that is likely to and which does in fact have the effect of injuring the reputation, business or a business relationship of Lions Gate, violation of any fiduciary duty, and violation of any duty of loyalty; or (C) any material breach of this Agreement by Burns; provided, however, Lions Gate shall not terminate Burns’ employment hereunder pursuant to this Paragraph 11(d) unless it shall first give Burns written notice of the alleged defect and the same is not cured within fifteen (15) business days of such written notice;
          (e) by Burns giving notice of his intention to terminate in connection with a Change of Control as set forth in Paragraph 8 above, provided that Burns’ right to terminate pursuant to said Paragraph shall be limited as set forth therein; or
          (f) by Lions Gate giving notice to Burns of termination without cause.
     12. Effect of Termination.
          (a) Reasons Other Than Without Cause. If Lions Gate or Burns, as applicable, terminates this Agreement pursuant to Paragraph 11, subparagraphs (a) – (e) above, Lions Gate shall have no further obligation to pay Burns any compensation of any kind other than already accrued but unpaid (A) Base Salary (or severance as described in Paragraph 8(c) if Burns’ employment is terminated in connection with a Change of Control), (B) Stock Price Bonus, (C) expense reimbursement, (D) vacation pay, if any, (E) vested RSUs and Options, and (F) pro rata Discretionary Bonus, if any.
     Notwithstanding the foregoing, if on the date of death or termination for Disability pursuant to Paragraph 11, subparagraphs (b) and (c), the volume-weighted average median stock price of Lions Gate’s stock for the immediately prior four (4) month (or longer) period is US$13.00, $16.00, or $19.00 per share or greater, then the applicable Stock Price Bonus shall be paid in full if it otherwise becomes payable in accordance with the conditions set forth in Paragraph 5 above applied without regard to the early termination of this Agreement. If on the date of death or termination for disability the volume-weighted average median stock price of Lions Gate’s stock for the immediately prior period of less than four (4) months is US$ 13.00, $16.00, or $19.00 per share or greater, then a pro-rated share of the applicable Stock Price Bonus shall be paid if it otherwise becomes payable in accordance with the conditions set forth in Paragraph 5 above applied without regard to the early termination of this Agreement (i.e., if the target was achieved over the two (2) month period immediately prior to termination for death or disability and four (4) months later the target was achieved for the whole six (6) month period, then Burns (or his estate, if applicable) would receive one third (1/3) of the applicable Stock Price Bonus).
     Notwithstanding the foregoing, Lions Gate shall have no obligation to pay any Stock Price Bonus, even if accrued, if this Agreement is terminated based on Burns’ commission of a material fraud against Lions Gate; provided, however, any such material fraud shall have been determined by binding arbitration as set forth in Paragraph 18(f) below.
          (b) Without Cause. If Lions Gate terminates Burns’ employment without cause pursuant to Paragraph 11(f) then Burns shall be entitled to receive either: (A) the Base

Salary through the conclusion of the Term in accordance with Lions Gate’s standard payroll practices as if the Agreement had not been terminated; or (B) a lump sum severance payment in the amount of 50% of the balance of the Base Salary through the conclusion of the Term. Burns shall elect either alternative (A) or (B) within ten (10) days of Lions Gate’s written notice of termination. If Burns fails to make an election with ten (10) days then Burns shall be deemed to have selected alternative (A). The foregoing amounts shall not be payable if Burns’ termination is in connection with a Change of Control, but in such event Burns shall be paid in accordance with Paragraph 8(c). Burns shall also be entitled to receive any already accrued but unpaid (A) Base Salary, (B) Stock Price Bonus, (C) expense reimbursement, (D) vacation pay, if any, and (E) pro rata Discretionary Bonus, if any. If Lions Gate terminates Burns’ employment hereunder without cause, (i) Any then-unvested portion of the RSUs granted pursuant to Section 6(b)(i) above and any then-unvested portion of the Option shall immediately and fully vest, and the Option shall become immediately and fully exercisable, and (ii) the RSUs granted pursuant to Section 6(b)(ii) above that are eligible to vest on the next Performance Vesting Date after the date of such termination (but not including any RSUs that were eligible to vest on any preceding Performance Vesting Date and did not vest on such date) shall immediately and fully vest. Any RSUs that have not vested after giving effect to the foregoing sentence shall immediately terminate.
     If Burns’ employment with Lions Gate is terminated pursuant to Paragraph 8(c), 11(a) – (c) or 11(e) – (f) above, Burns shall have no obligation to mitigate and Lions Gate shall have no right to offset any income thereafter received by Burns against Lions Gate’s payment obligations to him.
     13. Indemnification. Except with respect to claims resulting from Burns’ willful misconduct or acts outside the scope of his employment hereunder, Burns shall be indemnified by Lions Gate (whether during or after the Term) in respect of all claims arising from or in connection with his position or services as an officer of Lions Gate to the maximum extent permitted in accordance with Lions Gate’s Certificate of Incorporation, its By-Laws and under applicable law, and shall be covered by Lions Gate’s applicable directors and officers insurance policy.
     14. Company Policies. Burns shall abide by the provisions of all policy statements, including without limitation any conflict of interest policy statement, of Lions Gate or adopted by Lions Gate from time to time during the Term and furnished to Burns in writing or of which he has notice.
     15. Non-Solicitation. Burns shall not, during the Term and for a period of one (1) year thereafter, directly or indirectly, induce or attempt to induce any employee of Lions Gate or its affiliates, to leave Lions Gate or its affiliates or to render employment services for any other person, firm or corporation.
     16. Property of Lions Gate. Burns acknowledges that the relationship between the parties hereto is exclusively that of employer and employee and that Lions Gate’s obligations to him are exclusively contractual in nature. Lions Gate and/or its affiliates shall be the sole owner or owners of all interests and proceeds of Burns’ services hereunder, including without limitation, all ideas, concepts, formats, suggestions, developments, arrangements, designs, packages, programs, scripts, audio visual materials, promotional materials, photography and other intellectual properties and creative works which Burns may prepare, create, produce or otherwise develop in connection with and during his employment hereunder, including without limitation, all copyrights and all rights to reproduce, use, authorize others to use and sell such properties or works at any time or place for any purpose, free and clear of any claims by Burns (or anyone claiming under him) of any kind or character whatsoever (other than Burns’ right to compensation hereunder). Burns shall have no right in or to such properties or works and shall not use such properties or works for his own benefit or the benefit of any other person. Burns shall, at the reasonable request of Lions Gate, execute such assignments, certificates, applications, filings, instruments or other documents consistent herewith as Lions Gate may from time to time reasonably deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title and interest in or to such properties or works. Burns’ assignment of rights in this Paragraph does not apply to any invention which fully qualifies under Section 2870 of the California Labor Code. The parties further acknowledge that Burns is the author and owner of a screenplay currently entitled “Inside Information” and Lions Gate agrees that it claims no ownership interest therein. Burns agrees that Lions Gate shall have the right of first negotiation and last refusal concerning “Inside Information.”
     17. Confidential Information. All memoranda, notes, records and other documents made or compiled by Burns, or made available to him during his employment with Lions Gate concerning the business or affairs of Lions Gate or its affiliates shall be Lions Gate’s property and shall be delivered to Lions Gate on the termination of this Agreement or at any other time on request from Lions Gate. Burns shall keep in confidence and shall not use for himself or others, or divulge to others, any information concerning the business or affairs of Lions Gate or its affiliates which is not otherwise publicly available and which is obtained by Burns as a result of his employment, including without limitation, trade secrets or processes and information reasonably deemed by Lions Gate to be proprietary in nature, including without limitation, financial information, programming or plans of Lions Gate or its affiliates, unless disclosure is permitted by Lions Gate or required by law or legal process.
     18. Miscellaneous.
          (a) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California without regard to principles of conflict of laws.
          (b) Amendments. This Agreement may be amended or modified only by a written instrument executed by each of the parties hereto.
          (c) Titles and Headings. Paragraph or other headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of any of the terms or provisions hereof.
          (d) Entire Agreement. Subject to the other terms hereof with respect to prior agreements (e.g., the Pre-existing Equity referenced in Paragraphs 6 and 7 above), this

Agreement constitutes the entire Agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and understandings of the parties in connection therewith.
          (e) Successors and Assigns. This Agreement is binding upon the parties hereto and their respective successors, assigns, heirs and personal representatives. Except as specifically provided herein, neither of the parties hereto may assign the rights and duties of this Agreement or any interest therein, by operation of law or otherwise, without the prior written consent of the other party, except that, without such consent, Lions Gate shall assign this Agreement provided that it secures the assumption thereof by any successor to all or substantially all of its stock, assets and business by dissolution, merger, consolidation, transfer of assets or otherwise.
          (f) Arbitration. In exchange for the benefits of the speedy, economical and impartial dispute resolution procedure of arbitration, Lions Gate and Burns, with the advice and consent of their selected counsel, choose to forego their right to resolution of their disputes in a court of law by a judge or jury, and instead elect to treat their disputes, if any, pursuant to the Federal Arbitration Act and/or California Civil Procedure Code §§ 1281 et seq.
               (i) Burns and Lions Gate agree that any and all claims or controversies whatsoever brought by Burns or Lions Gate, arising out of or relating to this Agreement, Burns’s employment with Lions Gate, or otherwise arising between Burns and Lions Gate, will be settled by final and binding arbitration in accordance with the applicable rules and procedures of Judicial Arbitration and Mediation Services, Inc. (“JAMS”). This includes all claims whether arising in tort or contract and whether arising under statute or common law. Such claims may include, but are not limited to, those relating to this Agreement, wrongful termination, retaliation, harassment, or any statutory claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Fair Employment and Housing Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, or similar Federal or state statutes. In addition, any claims arising out of the public policy of California, any claims of wrongful termination, employment discrimination, retaliation, or harassment of any kind, as well as any claim related to the termination or non-renewal of this Agreement shall be arbitrated under the terms of this Agreement. The obligation to arbitrate such claims will survive the termination of this Agreement. Lions Gate shall be responsible for all costs of the arbitration services, including the fees and costs of the arbitrator and court reporter fees, unless Burns wishes to share such costs voluntarily. To the extent permitted by law, the hearing and all filings and other proceedings shall be treated in a private and confidential manner by the arbitrator and all parties and representatives, and shall not be disclosed except as necessary for any related judicial proceedings.
               (ii) The arbitration will be conducted before an arbitrator who is a member of JAMS and mutually selected by the parties from the JAMS Panel. In the event that the parties are unable to mutually agree upon an arbitrator, each party shall select an arbitrator from the JAMS Panel and the two selected arbitrators shall jointly select a third, and the arbitrators shall jointly preside over the arbitration. The arbitrator(s) will have jurisdiction to determine the arbitrability of any claim. The arbitrator(s) shall have a business office in or be a resident of Los Angeles County, California. The arbitrator(s) shall have the authority to grant all monetary or equitable relief (including, without limitation, injunctive relief, ancillary costs and fees, and punitive damages) available under state and Federal law. Either party shall have the right to appeal any adverse rulings or judgments to the JAMS Panel of Retired Appellate Court Justices. Judgment on any award rendered by the arbitrator(s) may be entered and enforced by any court having jurisdiction thereof.
               (iii) Notwithstanding the foregoing, the parties agree to participate in non-binding mediation with a mutually selected mediator prior to initiation of any arbitration process, except that either party may file any formal arbitration demand as necessary to preserve their legal rights.
     19. Limit on Benefits.
          (a) Notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, Burns under any other Lions Gate plan or agreement (such payments or benefits are collectively referred to as the “Benefits” for purposes of this Paragraph 19) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Benefits shall be reduced (but not below zero) if and to the extent that a reduction in the Benefits would result in Burns retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if Burns received all of the Benefits (such reduced amount is referred to hereinafter as the “Limited Benefit Amount”). Unless Burns shall have given prior written notice specifying a different order to Lions Gate to effectuate the Limited Benefit Amount, Lions Gate shall reduce or eliminate the Benefits by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined). Any notice given by Burns pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing Burns’ rights and entitlements to any benefits or compensation.
          (b) A determination as to whether the Benefits shall be reduced to the Limited Benefit Amount pursuant to this Agreement and the amount of such Limited Benefit Amount shall be made by Lions Gate’s independent public accountants or another certified public accounting firm of national reputation designated by Lions Gate (the “Accounting Firm”). Lions Gate and Burns shall use their reasonable efforts to cause the Accounting Firm to provide its determination (the “Determination”), together with detailed supporting calculations and documentation to Lions Gate and Burns within five (5) days of the date of termination of Burns’ employment, if applicable, or such other time as requested by Lions Gate or Burns (provided Burns reasonably believes that any of the Benefits may be subject to the Excise Tax), and if the Accounting Firm determines that no Excise Tax is payable by Burns with respect to any Benefits, Lions Gate and Burns shall use their reasonable efforts to cause the Accounting Firm to furnish Burns with an opinion reasonably acceptable to Burns that no Excise Tax will be imposed with respect to any such Benefits. Unless Burns provides written notice to Lions Gate within ten (10) days of the delivery of the Determination to Burns that he disputes such Determination, the Determination shall be binding, final and conclusive upon Lions Gate and Burns.
     20. Severability. Each section, subsection and lesser portion of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. In the event that any provision of this Agreement shall finally be determined to be unlawful or unenforceable, such provision shall be deemed to be severed from this Agreement, but every other provision shall remain in full force and effect.
     21. Construction. Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.
     22. Legal Counsel. In entering this Agreement, the parties represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, and that the terms of this Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.
     23. Waiver. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.
     24. Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic and facsimile copies of such signed counterparts may be used in lieu of the originals for any purpose.
     25. Notices. All notices to be given pursuant to this agreement shall be effected either by mail or personal delivery in writing as follows:
Lions Gate:
Lions Gate Entertainment
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404
Attention: General Counsel
Burns:
Michael Burns
c/o Lions Gate Entertainment
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404

     In witness whereof, the parties hereto have executed this Agreement as of the date first above written.

MICHAEL BURNS	LIONS GATE ENTERTAINMENT CORP.

/s/ Michael Burns	By:	/s/ Wayne Levin
	Its:	General Counsel